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                                                                 Exhibit 99
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                                        For further information, please contact:
                                        S. Kelley MacDonald, Vice President,
                                             Corporate Communications,
                                        Unitrode Corporation,
                                        7 Continental Boulevard
                                        Merrimack, NH  03054
                                        (603) 429-8767
                                        e-mail: macdonald@unitrode.com



          KOKULIS ELECTED EXECUTIVE VICE PRESIDENT AND CFO AT UNITRODE
          ------------------------------------------------------------

Merrimack, NH (February 16, 1999) -- Unitrode Corporation (NYSE--UTR), a manufacturer of analog/linear and mixed-signal integrated circuits, modules, and non-volatile products, today announced that its Board of Directors elected John
L. Kokulis Executive Vice President and Chief Financial Officer. Kokulis reports directly to Robert J. Richardson, Chairman of the Board and Chief Executive Officer.

Kokulis joins Unitrode from Allegro Microsystems, Inc., where he was Vice President and Chief Financial Officer. Allegro Microsystems, Inc. is a $200 million international manufacturer of power and sensor integrated circuits. He had been employed at Allegro since 1983 having held several positions of increasing responsibility in corporate planning, treasury, finance, as well as in operations. Mr. Kokulis received a BSME from Tufts University and a MBA from Boston University. He resides in Shrewsbury, MA.

Commenting on the appointment, Richardson said, "John Kokulis is a strong addition to the Unitrode senior management team. He has significant senior-level experience as a CFO in the semiconductor industry and in addition, brings a solid background in planning, and operations to the position. Kokulis will be a key contributor to directing Unitrode's profitable growth as a leader in our industry."

Unitrode designs and manufactures analog/linear and mixed-signal integrated circuits, modules, and non-volatile products, principally to perform power management, portable power, and interface functions. Its products, branded under Unitrode and Benchmarq, are sold throughout the world for a variety of computer, tele- and data-communications, defense/aerospace, industrial, and consumer applications. Further information about Unitrode may be found at the Company's homepage site: http://www.unitrode.com.



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